EXHIBIT 10.6

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Voting Agreement") is entered into effective as of June 18, 2003, by and between Roger D. Hurst ("Hurst"), and AspenBio, Inc., a Colorado corporation (the "Company").

     WHEREAS, Hurst owns 4,246,757 shares of common stock, no par value per share of the Company (the "Common Stock");

     WHEREAS, Hurst understands that the Company needs additional financing and has agreed to restrictions on the voting and transfer of 2,250,000 shares of the Common Stock (the "Restricted Shares") in order to facilitate such financing; and

     WHEREAS, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hurst and the Company have agreed to enter into this Voting Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Voting of Restricted Shares

          a. Hurst agrees to vote the Restricted Shares in the same proportion that all other shares of the outstanding Common Stock (including the other shares of Common Stock owned by Hurst) are voted at any duly called meeting of the shareholders of the Company. By way of example, if 30% of the shares of Common Stock vote in favor of a resolution and 70% of the shares of Common Stock oppose such resolution, Hurst shall vote the Restricted Shares in the same proportion (i.e., 675,000 in favor and 1,575,000 against). Upon request of the Company, Hurst shall grant a proxy for this purpose to Gail Schoettler, or if Gail Schoettler is not then a member of the Company's Board of Directors, is unable or unwilling to serve, then Hurst shall grant such proxy to a person designated by a majority of the Company's Board of Directors (the "Board").

2.  Transfer of Restricted Shares

          a. Hurst agrees not, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition of (collectively, a "Transfer") any rights with respect to the Restricted Shares except as expressly provided herein. The foregoing restriction has been expressly agreed to preclude Hurst from engaging in any hedging or other transaction during the term of this Voting Agreement that is designed to or reasonably expected to lead to or result in a Transfer of the Restricted Shares. Such prohibited hedging or other transaction would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to the Restricted Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Restricted Shares.

          b. Hurst also agrees and consents to the entry of stop transfer instructions with the Company's Transfer Agent against the Transfer of the Restricted Shares except in compliance with the terms and conditions of this Voting Agreement. .

          c. In the event any Restricted Shares are subject to any involuntary transfer, whether by reason of death, bankruptcy or divorce proceedings or otherwise, the transferee of such Restricted Shares shall take such Restricted Shares subject to this Voting Agreement. Any purported transfer of any Restricted Shares that is not in accordance with this Voting Agreement shall be null and void, and shall not operate to transfer any right, title or interest in such Restricted Shares to the purported transferee. Hurst agrees that the Company shall not cause or permit the transfer of any Restricted Shares to be made on the Company's books unless the transfer is permitted by this Voting Agreement and has been made in accordance with its terms.

     3. Representations, Warranties and Covenants of Hurst. Hurst represents and warrants to, and agrees with, the Company that:

          a. Hurst now owns, and will at all times up to the termination of this Voting Agreement, continue to own, the Restricted Shares free and clear of any liens or encumbrances, and, except with respect to that certain Shareholder Agreement by and between Hurst, Cambridge Holdings, Ltd. and the Company dated December 28, 2001, has not, prior to or on the date of this Voting Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof.

          b. Hurst has the full power and capacity to execute, deliver and perform this Voting Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of Hurst enforceable in accordance with its terms.

     4. Price Gateways. Notwithstanding anything contained herein to the contrary, at such time as the closing price of the Common Stock (OTCBB:APNB) on the OTC Bulletin Board, or such other market as the Common Stock is then publicly traded, equals or exceeds each price target (the "Gateway Price") set forth on Schedule A hereto for a period of 20 consecutive trading days, a corresponding number of the Restricted Shares set forth on Schedule A (the "Released Shares") shall be released from the restrictions of Sections 1 and 2 herein.

     5. Term and Termination. This Agreement shall continue unti1 15 years from the date hereof unless earl1er terminated due to any of the following events.

          a. On October 31, 2003, if the Company has not received gross proceeds of at least $1 million from the sale of the Company's securities during the period from June 17, 2003 through October 31, 2003 (the "2003 Private Placement");

          b. At such time as the holders of a majority of the then issued and outstanding shares of the Common Stock vote or consent to the termination of this Voting Agreement, it being understood that the Restricted Shares or any other shares of Common Stock owned of record or beneficially by Hurst shall not be included in any vote or consent and shall not be inc1uded in a calculation of the majority of the then issued and outstanding shares;

          c. At such time as a majority of the members of the Board vote in favor of the termination of this Voting Agreement, it being understood that Hurst shall. not be allowed to participate in such vote; or

          d. At such time as Hurst can demonstrate to the reasonable satisfaction of the Board that all persons who purchased shares in the 2003 Private Placement have sold all of the shares that such persons purchased in the 2003 Private Placement.

     6. Legend. At the Company's request, Hurst shall cause stock certificates representing the Restricted Shares to be delivered to the Company. The Company may reissue such certificates to reflect the Restricted Shares and, in addition to any other required legends on such certificates, imprint or otherwise place On certificates representing the Restricted Shares the following restrictive legend (the "Legend"): ...

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED JUNE 18, 2003 WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND TRANSFER OF THE SHARES REPRESENTED HEREBY. COPY OF SUCH VOTING AGREEMENT IS ON FILE AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS AND WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE WILL BE EFFECTIVE UNLESS THE TERMS AND CONDITIONS OF THE VOTING AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST THE COMPANY TO RECORD THE TRANSFER OF ANY SHARES IF SUCH TRANSFER IS IN VIOLATION OF SUCH VOTING AGREEMENT.

     7. Other Rights. Except as provided by this Voting Agreement, Hurst shall have and shall be entitled to exercise the full rights of a holder of capital stock of the Company with respect to the Restricted Shares.

     8. Miscellaneous.

          a. Specific Performance. Hurst acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Voting Agreement and agrees that the obligations of Hurst hereunder shall be specifically enforceable and Hurst shall not take any action to impede the Company nom seeking to enforce such right of specific performance. Hurst agrees that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of his obligations in this Voting Agreement and hereby agrees to waive in any action for specific performance of any such obligation, the defense that a remedy at law would be adequate.

          b. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Voting Agreement shall be in writing and shall be given and shall be deemed to have been given when personally delivered or three days after being mailed, if mailed by first c1ass mail, return receipt requested, or one day after being sent by reputable overnight delivery service, or when receipt is acknowledged, if sent by confirmed facsimile, telecopy or other electronic transmission device. Notices, demand and communications to Hurst and the Company will, unless another address is specified in writing, be sent to the address indicated below, except that notices of change of address shall only be effective upon receipt:

                              If to Hurst:

                              Roger D. Hurst
                              1585 S. Perry Street
                              Castle Rock, CO 80104
                              Fax: (303) 798-8332


                              If to the Company:

                              AspenBio, Inc.
                              1585 S. Perry Street
                              Castle Rock, CO 80104
                              Fax: (303) 798-8332

Copies of any notices, demands and communication shall also be sent to:

                              Gail Schoettler
                              11855 East Daley Circle
                              Parker, CO 80134

          c. Assignment. This Voting Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Voting Agreement nor any of the rights, interests or obligations hereunder may be assigned by Hurst without the prior written consent of the Company

          d. Governing Law. The internal law, without regard for conflicts of law principals, of the State of Colorado will govern all questions concerning the construction, validity and interpretation of this Voting Agreement and the performance of the obligations imposed by this Voting Agreement.

          e. Adjustments. The number and kind of Restricted Shares will be appropriately increased, decreased or changed without further action if the Company effects a stock split, stock dividend, or reclassification of the Common Stock. In. the event of a merger or a consolidation with another company where the Company is not the surviving entity, the shares or other consideration of such other company received in exchange for the Restricted Shares shall thereafter constitute the "Restricted Shares" pursuant to this Voting Agreement.

          f. Amendment: Waiver. This Voting Agreement may not be amended or waived except, (i) in a writing executed by the party against which such amendment or waiver is sought to be enforced, and (ii) without the expressed written consent of the Company. No course of dealing between or among any persons having any interest in this Voting Agreement will be deemed effective to modify or amend any part of this Voting Agreement or any rights or obligations of any person under or by reason of this Voting Agreement.

          g. Review by Hurst. Hurst has had the opportunity to review this Voting Agreement with legal counsel and other advisors as Hurst deemed advisable, prior to Hurst's execution of this Agreement, and Hurst has not relied on any advice of Patton Boggs LLP.

          h. Counterparts. This Voting Agreement may be executed in one or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken. together shall constitute one and the same instrument.

          i. Severability. Whenever possible, each provision of this Voting Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Voting Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Voting Agreement.

          j. Complete Agreement. This Voting Agreement contains the complete agreement between the parties hereto with respect to the matters addressed herein and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     IN WITNESS WHEREOF, the parties hereby have executed this Voting Agreement as of the date first written above.

ASPENBIO, INC.

By: ____________________________                /s/ Roger D. Hurst
                                                ------------------
Name: Gail S. Schoettler                            Roger D. Hurst
Title: Member of the Board of Directors

                                   SCHEDULE A


Release Price                                              Released Shares
-------------                                              ---------------

$ 6.00                                                       450,000
$ 7.00                                                       450,000
$ 8.00                                                       450,000
$ 9.00                                                       450,000
$10.00                                                       450,000

          f. Amendment: Waiver. This Voting Agreement may not be amended or waived except, (i) in a writing executed by the party against which such amendment or waiver is sought to be enforced, and (ii) without the expressed written consent of the Company. No course of dealing between or among any persons having any interest in this Voting Agreement will be deemed effective to modify or amend any part of this Voting Agreement or any rights or obligations of any person under or by reason of this Voting Agreement.

          g. Review by Hurst. Hurst has had the opportunity to review this Voting Agreement with legal counsel and other advisors as Hurst deemed advisable, prior to Hurst's execution of this Agreement, and Hurst has not relied on any advice of Patton Boggs LLP.

          h. Counterparts. This Voting Agreement may be executed in one or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

          i. Severability. Whenever possible, each provision of this Voting Agreement wil1 be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Voting Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Voting Agreement.

          j. Complete Agreement. This Voting Agreement contains the complete agreement between the parties hereto with respect to the matters addressed herein and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     IN WITNESS WHEREOF, the parties hereby have executed this Voting Agreement as of the date first written above.

ASPENBIO, INC.

By:                                                       /s/ Roger D. Hurst
    -----------------------------------                   ------------------
Name: Gail S. Schoettler                                  Roger D. Hurst
Title: Member of the Board of Directors

                          EXTENSION TO VOTING AGREEMENT
                          -----------------------------


     THIS EXTENSION TO VOTING AGREEMENT is entered into effective as of the 31st day of October, 2003 by and between Roger D. Hurst ("Hurst") and AspenBio, Inc., a Colorado corporation (the "Company").

     WHEREAS, the parties entered into a Voting Agreement effective June 18, 2003 (the "Voting Agreeement");

     WHEREAS, the parties desire to amend paragraph 5(a) of the Voting Agreement to provide the Company additional time to complete its private offering of securities;

     NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

     Paragraph 5(a) of the Voting Agreement hereby is amended to read as follows:

          a. On December 31, 2003, if the Company has not received gross proceeds of at least $1 million from the sale of the Company's securities during the period from June 17, 2003 through December 31, 2003 (the "2003 Private Placement");

     All other terms and provisions of the Voting Agreement remain in effect.

     IN WITNESS WHEREOF, the parties execute this Extension to Voting Agreement to be effective as of the date first set forth above.



                                                     /s/ Roger D. Hurst
                                                     ------------------
                                                     Roger D. Hurst

                                                     AspenBio, Inc.


                                                   By /s/ Greg Pusey
                                                      --------------------
                                                      Greg Pusey, Chairman